Exhibit 10.44

Promissory Note

$14,350,000.00	April 26, 2016

FOR VALUE RECEIVED, the undersigned, GRIFFIN INDUSTRIAL REALTY, INC., a corporation organized and existing under the laws of the State of Delaware and having an office and mailing address of 204 West Newberry Road, Bloomfield, Connecticut 06002-1308 (the “Borrower”), promises to pay to the order of PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States with an office at One Financial Plaza, Hartford, Connecticut 06103 (the “Lender”), the principal sum of FOURTEEN MILLION THREE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($14,350,000.00), or so much thereof as may be advanced pursuant to that certain Loan and Security Agreement by and between the Borrower and the Lender and dated of even date herewith (the “Loan Agreement”) plus interest, payable at the rate and in the manner provided in paragraphs 1 and 2 of this Note, together with all taxes assessed upon said sum against the holder hereof, and any costs and expenses, including reasonable attorneys’ fees, incurred in the collection of this Note, the foreclosure of the Open-End Mortgage Deed and Security Agreement from Borrower to Lender and dated of even date herewith (the “Mortgage”) securing, inter alia, this Note or in enforcing the terms and conditions of the Loan Agreement or in protecting or sustaining the lien of said Mortgage.  Said amounts of principal, interest, fees, costs and expenses are collectively referred to in this Note as the “Entire Note Balance”.  Capitalized words and terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

1.           INTEREST RATE.

(a)          The outstanding principal balance of this Note shall bear interest at a rate per annum equal to the LIBOR Rate (as hereinafter defined) plus two hundred (200) basis points adjusted as of the first day of each LIBOR Interest Period (as hereinafter defined), which rate, as adjusted on each Reset Date (as hereinafter defined) shall apply until the Maturity Date (as hereinafter defined) or the sooner imposition of Default Rate (as hereafter defined).

(b)          If the Lender shall reasonably determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding on Borrower) that the introduction of or any change in the interpretation of any law, rule, regulation or guideline (whether or not having the force of law), makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain the rate of interest charged hereunder based on the LIBOR Rate, then, upon such determination, the LIBOR Rate shall forthwith be suspended until the Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and all amounts outstanding hereunder shall automatically bear interest at the Alternate Rate (as hereinafter defined) plus two hundred (200) basis points at the end of the then current LIBOR Interest Period with respect thereto or sooner, if required by such law and assertion.

(c)          In the event that the Lender, in its sole but reasonable discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Lender in the London interbank market; or by reason of circumstances affecting the Lender in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects the Lender’s cost of funding loans; or is no longer the applicable index rate under the Interest Rate Protection Agreement (as defined in the Loan Agreement), upon notice from the Lender to Borrower, the obligations of the Lender to make, continue or maintain the rate of interest charged under this Note based on the LIBOR Rate shall forthwith be suspended and all amounts outstanding hereunder shall bear interest at the Alternate Rate plus two hundred (200) basis points until the Lender shall notify Borrower that the circumstances causing such suspension no longer exist.

(d)          If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Lender for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued):

(i)        shall subject the Lender to any tax, duty or other charge with respect to the Loan or its obligation to make the Loan, or shall change the basis of taxation of payments to the Lender of the principal of or interest on the Loan or any other amounts due under this agreement in respect of the Loan or its obligation to make the Loan (except for the introduction of, or change in the rate of, tax on the overall net income of the Lender or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Lender is organized or in which the Lender’s principal executive office is located); or

(ii)       shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the London interbank market any other condition affecting the Loan or its obligation to make the Loan;

and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the loan as a Loan, or to reduce the amount of any sum received or receivable by the Lender under this Note or the Loan Agreement with respect thereto, by an amount deemed by the Lender to be material, then, within fifteen (15) days after demand by the Lender, Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

(e)          If, after the date of this Note, there is any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority (provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Lender for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued) affects or would affect the amount of capital required or expected to be maintained by the Lender, or person controlling the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the Loan made by the Lender is reduced to a level below that which the Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to Borrower, Borrower shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling person for such reduction in rate of return.  A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower.  In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole but reasonable discretion) shall deem applicable.

(f)          Definitions.  For purposes of this Note, the following definitions shall apply:

(i)        “Alternate Rate” applicable to a particular LIBOR Interest Period shall mean a rate per annum equal to the rate for US Dollar deposits with maturities of one (1) month, as are offered by the Reference Banks to prime banks in the London interbank market for the applicable LIBOR Interest Period as of approximately 11:00 a.m., London time, on the day that is two (2) LIBOR Business Days preceding the Reset Date.  Said rate shall correspond to the “USD-LIBOR-Reference Banks” rate as defined in the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc.

(ii)       “Eurocurrency Reserve Rate” shall mean the weighted average of the rates (expressed as a decimal) at which the Lender would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding.  The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

(iii)      “LIBOR Business Day” shall mean any day on which commercial banks are open for international business (including dealings in US dollar deposits) in London and New York.

(iv)      “LIBOR Interest Period” means the period commencing on the date of this Note and ending on (but not including) the first LIBOR Business Day (as hereinafter defined) of the first month following the month in which this Note is dated, and thereafter, each period commencing on the last day of the immediately preceding LIBOR Interest Period and ending one month thereafter; provided that if any LIBOR Interest Period would otherwise end on a day which is not a LIBOR Business Day, that LIBOR Interest Period shall be extended to the next succeeding LIBOR Business Day and no LIBOR Interest Period shall extend beyond the Maturity Date.

(v)       “LIBOR Rate” applicable to a particular LIBOR Interest Period shall mean a rate per annum equal to the rate for US Dollar deposits with maturities of one (1) month, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London Time, on the day that is two (2) LIBOR Business Days preceding the Reset Date, provided, however, that if such rate does not appear on the Reuters Screen LIBOR01 Page, the “LIBOR Rate” applicable to such LIBOR Interest Period shall mean a rate per annum equal to the rate at which US Dollar deposits in an amount approximately equal to the outstanding principal balance and with maturities of one (1) month, are offered in immediately available funds in the London Interbank Market on the day that is two (2) LIBOR Business Days preceding the Reset Date. If the day that is two (2) LIBOR Business Days preceding the Reset Date is not a LIBOR Business Day then the LIBOR Rate for such LIBOR Interest Period shall be established on the next LIBOR Business Day subsequent to the commencement of the LIBOR Interest Period.  Each determination of the LIBOR Rate applicable to a particular LIBOR Interest Period shall be made by the Lender and shall be conclusive and binding upon the Borrower absent manifest error.

In the event the Board of Governors of the Federal Reserve System shall, after the date of this Note, first impose or increase any reserve requirement with respect to LIBOR deposits of the Lender, then for any period during which such reserve requirements shall apply, the LIBOR Rate shall be equal to the LIBOR Rate amount determined above divided by an amount equal to one (1.00) minus the sum of the increased Eurocurrency Reserve Rate (as hereinafter defined) less the Eurocurrency Reserve Rate which exists as of the date of this Note.

(vi)      “Reset Date” is the date the LIBOR Rate changes as of the first day of each LIBOR Interest Period.

(g)          Upon the occurrence, and during the continuance, of any Event of Default, as defined in this Note, the Mortgage or the Loan Agreement, the entire principal amount of this Note and all interest and other sums due thereon, at the option of Lender shall become immediately due and payable. Should an Event of Default occur, the outstanding balance of this Note shall bear interest at the rate set forth herein plus five percent (5%) per annum (the “Default Rate”) during the continuation of such Event of Default.

2.           PAYMENTS.

(a)       Principal shall be payable in monthly installments in the amounts and on the dates set forth in Schedule A attached hereto and made a part hereof, together with interest accrued thereon at the rate set forth in paragraph 1 above.

(b)       All interest shall be computed on a daily basis and calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed, to be payable in arrears on the unpaid principal balance outstanding.

(c)       All monthly payments of principal and/or interest required pursuant to the terms of this Note shall be made together with one-twelfth (1/12) of the annual real estate taxes, insurance premiums and other charges and assessments which may accrue against the property if the Lender is requiring the same to be deposited in escrow pursuant to the Mortgage.

3.           MATURITY.  The Entire Note Balance, if not sooner paid, shall be due and payable without notice or demand on May 1, 2026 (the “Maturity Date”).

4.           PREPAYMENT.

(a)         The Borrower may prepay this Note in whole or in part at any time upon delivery of written notice to the Lender (the “Prepayment Notice”) specifying the amount to be prepaid (the “Prepayment Amount”) and the date on which prepayment will be made (the “Prepayment Date”, which shall not be less than thirty (30) days following delivery of the Prepayment Notice to Lender), and payment to the Lender of a Prepayment Premium (as hereinafter defined).  The Borrower acknowledges that the Prepayment Premium is a reasonable approximation of the net economic loss that would be sustained or incurred by the Lender as a result of the prepayment of all or any portion of this Note. The Prepayment Premium, together with (i) all unpaid late charges, (ii) all accrued but unpaid interest, and (iii) any reasonable administrative costs incurred by Lender in connection with any prepayment and disclosed to the Borrower in advance of the Prepayment Date, shall be due and payable on the Prepayment Date.  Notwithstanding the foregoing, if the Lender applies all or any portion of insurance proceeds received by Lender as a result of a casualty pursuant to Section 3 of the Mortgage and applies the same to the amounts due hereunder, the Borrower shall not be responsible for the Prepayment Premium or for any termination, breakage or unwind fees which would otherwise be required to be paid pursuant to the Interest Rate Protection Agreement as a result of any such prepayment.

(b)         As used herein, the “Prepayment Premium” shall equal such amounts as shall, in the judgment of the Lender (which shall be conclusive so long as made on a reasonable basis), compensate the Lender for any actual loss, costs or expenses actually incurred by it as a result of (1) any payment or prepayment (under any circumstances whatsoever, whether voluntary or involuntary, by acceleration or otherwise) of any portion of the principal amount bearing interest at the LIBOR Rate on a date other than the last day of an applicable LIBOR Interest Period, or (2) the conversion (for any reason whatsoever, whether voluntary or involuntary by acceleration or otherwise) of the rate of interest payable under this Note from the LIBOR Rate to the rate based on the Alternate Rate with respect to any portion of the principal amount then bearing interest at the LIBOR Rate on a date other than the last day of an applicable LIBOR Interest Period, which amount shall be an amount equal to the present value (using as a discount rate the rate at which interest is computed pursuant to clause (ii) below) of the excess, if any, of (i) the amount of interest that would have accrued at the LIBOR Rate on the amount so prepaid, converted, not advanced or not borrowed, continued or converted, as the case may be, for the period from the date of occurrence to the last day of the applicable LIBOR Interest Period over (ii) the amount of interest (as determined in good faith by the Lender) that the Lender would have been paid on a Euro-Dollar deposit placed by the Lender with leading banks in the London Interbank Market for an amount comparable to the amount so prepaid, converted, not advanced or not borrowed, continued or converted, as the case may be, for the period from the date of occurrence to the last day of the applicable LIBOR Interest Period.  If the Loan shall be accelerated for any reason whatsoever, the applicable Prepayment Premium in effect as of the date of such acceleration shall be paid by the Borrower to the Lender in accordance with this Paragraph.  In addition to the foregoing, Borrower shall be responsible for any termination fee(s) pursuant to the terms and conditions of the Interest Rate Protection Agreement and nothing herein shall in any way limit or modify said obligations.  Any such liability of the Borrower under the Interest Rate Protection Agreement shall be governed by the Interest Rate Protection Agreement.

(c)         All amounts received by the Lender in connection with any prepayment of this Note, in whole or in part, shall be applied in the following order:

(i)        all unpaid late charges;

(ii)       any accrued and unpaid interest;

(iii)      administrative costs incurred by Lender in connection with the prepayment disclosed to the Borrower prior to the Prepayment Date;

(iv)      the Prepayment Premium; and

(v)       unpaid principal balance of the Note in the inverse order of maturity.

(d)         The Borrower shall not be entitled to any reduction in the amount of the Prepayment Premium even if the amount actually applied by Lender to reduce the principal of this Note in accordance with the foregoing order of payments is less than the Prepayment Amount.

(e)         Borrower’s obligation to make payments in accordance with the terms of this Note shall not be affected by any partial prepayment of this Note.

5.           APPLICATION OF PAYMENTS.  Payments will be applied first to fully pay costs and expenses incurred by holder in collecting this Note or in sustaining and/or enforcing any security granted to secure this Note, then to fully pay any outstanding late charges or prepayment, then to fully pay accrued interest and the remainder will be applied to principal.

6.           LATE CHARGE.  Borrower shall pay the holder of this Note a late charge of five percent (5%) of any monthly installment not received by the holder within ten (10) days after the installment is due, to cover the additional expenses involved in handling such overdue installment.  This charge shall be in addition to, and not in lieu of, any other remedy the holder of this Note may have and is in addition to any reasonable fees and charges of any agents or attorneys which the holder of this Note is entitled to employ in the Event of Default hereunder, whether authorized herein or by law.  Borrower will pay this late charge promptly but only once for each late payment.

7.           DEFAULT.  Upon the occurrence and during the continuance of any Event of Default (as hereafter defined), the Entire Note Balance shall, at the option of the holder hereof, become immediately due and payable without notice or demand.

An “Event of Default” is defined as any one of the following: (i) default in the payment of any interest, principal, or other amounts due hereunder during the term of this loan and such default continuing for a period of ten (10) days after the due date thereof; (ii) default in the payment of any principal or other amounts due upon the Maturity Date; (iii) the occurrence of any other Event of Default as defined in the Loan Agreement.

8.           PREJUDGMENT REMEDY WAIVER.  BORROWER ACKNOWLEDGES AND REPRESENTS THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND THAT THE PROCEEDS OF THE LOAN SHALL NOT BE USED FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES. THE BORROWER HEREBY VOLUNTARILY WAIVES ANY RIGHTS TO NOTICE OR HEARING UNDER CHAPTER

903a OF THE CONNECTICUT GENERAL STATUTES AS NOW OR HEREAFTER AMENDED, OR AS OTHERWISE REQUIRED BY ANY LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER MAY ELECT TO USE WITH RESPECT TO ANY OF THE COLLATERAL (AS DEFINED IN THE LOAN AGREEMENT).

9.           DELAY IN ENFORCEMENT.  The liability of Borrower under this Note is unconditional and shall not be affected by any extension of time, renewal, waiver or any other modification whatsoever, granted or consented to by the holder.  Any failure by the holder to exercise any right it may have under this Note is not a waiver of the holder’s right to exercise the same or any other right at any other time.

10.         CHANGES.  No agreement by the Lender to change, waive or release the terms of this Note will be valid unless it is in writing and signed by the Borrower and the Lender.

11.         WAIVER, JURY TRIAL WAIVER.  BORROWER WAIVES PRESENTMENT, DEMAND FOR PAYMENT AND NOTICE OF DISHONOR.  BORROWER FURTHER WAIVES A TRIAL BY JURY IN ANY ACTION WITH RESPECT TO THIS NOTE AND AS TO ANY ISSUES ARISING RELATING TO THIS NOTE OR TO THE INSTRUMENTS SECURING THIS NOTE.

12.         GOVERNING LAW; JURISDICTION AND VENUE.  THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.  Any action or proceeding to enforce or defend any rights under this Note or under any agreement, instrument or other document contemplated hereby or related hereto; directly or indirectly related to, or connected with, the Loan evidenced hereby or the negotiation, administration or enforcement thereof; or arising from the debtor/creditor relationship of the Borrower and the Lender shall be brought either in the Superior Court of Connecticut or the United States District Court for the District of Connecticut; provided, however, that any action or suit on this Note or the Mortgage or Collateral Assignment (as defined in the Loan Agreement) securing this Note may, at the Lender’s sole option, be brought either in any State or Federal court located within the County in which the property securing this Note is located or other Connecticut Court properly having jurisdiction.  The parties hereto agree that any proceeding instituted in either of such courts shall be of proper venue, and waive any right to challenge the venue of such courts or to seek the transfer or relocation of any such proceeding for any reasons.  The parties hereto further agree that such courts shall have personal jurisdiction over the parties.  Any judgment or decree obtained in any such action or proceeding may be filed or enforced in any other appropriate court.

13.         RIGHT OF SET-OFF.  During the continuance of any Event of Default as defined in this Note, the Lender shall have the right to set-off all sums then present or in transit to the Operating Account (as defined in the Loan Agreement) to the Entire Note Balance without prior notice or demand.  For the purposes of clarity, it is understood and agreed that unless an Event of Default has occurred and is continuing the Lender shall not have any right to withdraw any funds from the Operating Account other than to make regularly scheduled payments of principal and/or interest on the Loan and payments owed by the Borrower under the Interest Rate Protection Agreement when the same are due and payable by the Borrower.

14.         INVALIDITY.  If any provision of this Note or the application of any provision to any person or circumstance shall be invalid or unenforceable, neither the balance of this Note nor the application of the provision to other persons or circumstances shall be affected.

15.         Note Secured by Mortgage.  This Note is secured, inter alia, by the Mortgage, conveying certain real estate and property therein described (the “Property”) and to be duly recorded on the appropriate land records of the Town(s)/City(ies) in which the Property is located.

16.         BINDING EFFECT.  The provisions of this Note are binding on the assigns and successors of the Borrower and shall inure to the benefit of the Lender and its successors and assigns and to subsequent holders of this Note.

17.         INTERPRETATION.  Captions and headings used in this Note are for convenience only.  The singular includes the plural and the plural includes the singular. “Any” means any and all.

18.         Usury Savings Clause.  It is the intent of Lender and Borrower to comply at all times with applicable usury laws.  If at any time such laws would render usurious any amounts called for under this Note or any of the other Loan Documents (as defined in the Loan Agreement), then it is Borrower’s and Lender’s express intention that such excess amount be immediately credited on the principal balance of this Note (or, if this Note has been fully paid, refunded by Lender to Borrower, and Borrower shall accept such refund), and the provisions hereof and thereof be immediately deemed to be reformed and the amounts thereafter collectible hereunder reduced to comply with the then applicable laws, without the necessity of the execution of any further documents, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder.  To the extent permitted by law, any such crediting or refund shall not cure or waive any default by Borrower under this Note or any of the other Loan Documents.  If at any time following any such reduction in the interest rate payable by Borrower, there remains unpaid any principal amounts under this Note and the maximum interest rate permitted by applicable law is increased or eliminated, then the interest rate payable hereunder shall be readjusted, to the extent permitted by applicable law, so that the total dollar amount of interest payable hereunder shall be equal to the dollar amount of interest which would have been paid by Borrower without giving effect to the reduction in interest resulting from compliance with the applicable usury laws theretofore in effect. Borrower agrees, however, that in determining whether or not any interest payable under this Note or any of the other Loan Documents is usurious, any non-principal payment (except payments specifically stated in this Note or in any other Loan Document to be interest), including, without limitation, prepayment fees and late charges, shall be deemed to the extent permitted by law, to be an expense, fee, premium or penalty rather than interest.

19.         OTHER OBLIGATIONS.  To the extent the Entire Note Balance is reduced or paid in full by reason of any payment to the Lender, and all or any part of such payment is rescinded, avoided or recovered from the Lender for any reason whatsoever, including, without limitation, any proceedings in connection with the insolvency, bankruptcy or reorganization of the Borrower, the amount of such rescinded, avoided or returned payment shall be added to or, in the event this Note has been previously paid in full, shall revive the principal balance of this Note upon which interest may be charged at the applicable rate set forth in this Note and shall be considered part of the Entire Note Balance and all terms and provisions herein shall thereafter apply to same.

20.         EXCULPATION.  Subject to the qualifications below, Lender shall not enforce the liability and obligations of Borrower to perform and observe the obligations contained in this Note, the Mortgage or in any of the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interests under this Note, the Mortgage and the other Loan Documents, or in the property pledged to the Lender in the Mortgage, the rentals or property income or profit received from the Property or any other Collateral (as defined in the Loan Agreement) given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property and all such other Collateral.  By accepting this Note, the Mortgage and the other Loan Documents, Lender agrees that, except as otherwise expressly set forth below, it shall not except as otherwise herein provided, sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with this Note, the Mortgage or the other Loan Documents.  The provisions of such exculpation, however, shall not (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (3) affect the validity or enforceability of any guaranty or indemnity made in connection with the Loan or any of the rights and remedies of the Lender thereunder; (4) impair the right of Lender to obtain the appointment of a receiver; (5) impair the enforcement of the Collateral Assignment (as defined in the Loan Agreement); or (6) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of, but only to the extent of:

(i)         all costs, expenses, damages (excluding, however, consequential, exemplary or punitive damages) or losses actually incurred by the Lender in connection with the enforcement of the Note, the Mortgage or any other Loan Document and directly or indirectly resulting from any of the following:

(A)     the presence of hazardous waste or asbestos in, on or under the Property as set forth in a separate environmental indemnity to be signed by Borrower;

(B)     any security deposits or other refundable deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the leases or rental agreements affecting the Property prior to the occurrence of an Event of Default under this Note, the Mortgage or any other Loan Documents that gave rise to such foreclosure or action in lieu thereof;

(C)     the misapplication or conversion by Borrower of (1) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, or (2) any awards or other amounts received in connection with the condemnation of all or a portion of the Property;

(D)     physical waste committed on the Property by the Borrower or its affiliates or employees; damage to the Property as a result of the intentional misconduct or gross negligence of Borrower or any affiliate thereof, or any agent or employee of any such persons to the extent not covered by the Borrower’s insurance; or the removal of any portion of the Property in violation of the terms of the Loan Documents following an Event of Default; or

(E)     to the extent that Borrower has retained, misapplied, misappropriated or converted rents or other income from the Property (1) after an Event of Default, or (2) prior to applying the rents or other income from the Property to the monthly mortgage debt service obligations or operating expenses directly attributable to the Property (including but not limited to real estate taxes, insurance charges and utilities) but nothing herein shall prevent or limit Borrower’s distribution of excess income after Borrower has discharged its obligations for current scheduled debt service obligations and property expenses on a monthly basis as long as the distributions are not made when Borrower is already aware that the Property will not generate sufficient ongoing cash flow to pay such expenses on a going forward basis.

(ii)         repayment of the entire sums due under the Note and all other charges, expenses and obligations of the Borrower pursuant to the Mortgage, Loan Agreement and other Loan Documents upon the occurrence of any of the following events:

(A)     the commission of any fraud, material misrepresentation or willful misconduct by Borrower or any of its officers, or any other person authorized to make statements or representations, or act, on behalf of Borrower in connection with the Loan;

(B)     the Property or any part thereof or interest therein shall be encumbered by a voluntary lien in violation of the terms of the Loan Documents;

(C)     failure to maintain or cause to be maintained any insurance policies required under the Mortgage beyond any applicable period of notice and cure, or to pay or provide or cause to be provided the amount of any insurance deductible, to the extent of the applicable deductible, following a casualty event or other insured event;

(D)     any voluntary breach or violation of the due on sale provisions or transfer of ownership of the Property, or any portion thereof, other than as may be permitted in the Loan Documents; or

(E)     if the Property or any part thereof shall become an asset in either (a) a voluntary bankruptcy filing or insolvency proceeding, or (b) an involuntary bankruptcy proceeding which is commenced by the Borrower or an entity owned or controlled by Borrower (collectively “Related Party”) and Borrower or Related Party objects to a motion for relief from stay or injunction following a voluntary or involuntary bankruptcy or insolvency proceeding; or

(F)     the breach of any material representation, warranty, covenant or indemnification provision in that certain environmental indemnity to be signed by Borrower or in the Mortgage concerning environmental laws, hazardous substances or asbestos;

(b)          Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Mortgage or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with the Note, the Mortgage and the other Loan Documents.

No Further Text On This Page – Signature Page Follows

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed the day and year first written above.

BORROWER:
GRIFFIN INDUSTRIAL REALTY, INC.,
a Delaware corporation

By:	/s/ ANTHONY J. GALICI
Name: Anthony J. Galici
Title: Vice President

Schedule A – Principal Pay Down Schedule

				Principal
				decrease last
	From and	Up to but	Principal	day accrual
#	including:	excluding:	Outstanding	Period

1	04/26/2016	06/01/2016	14,350,000.00	26,484.30
2	06/01/2016	07/01/2016	14,323,515.70	28,196.47
3	07/01/2016	08/01/2016	14,295,319.23	26,675.94
4	08/01/2016	09/01/2016	14,268,643.29	26,769.43
5	09/01/2016	10/03/2016	14,241,873.87	28,473.37
6	10/03/2016	11/01/2016	14,213,400.49	26,963.04
7	11/01/2016	12/01/2016	14,186,437.45	28,661.39
8	12/01/2016	01/03/2017	14,157,776.06	27,157.99
9	01/03/2017	02/01/2017	14,130,618.07	27,253.17
10	02/01/2017	03/01/2017	14,103,364.90	32,132.08
11	03/01/2017	04/03/2017	14,071,232.82	27,461.30
12	04/03/2017	05/02/2017	14,043,771.53	29,145.27
13	05/02/2017	06/01/2017	14,014,626.26	27,659.69
14	06/01/2017	07/03/2017	13,986,966.57	29,337.93
15	07/03/2017	08/01/2017	13,957,628.64	27,859.45
16	08/01/2017	09/01/2017	13,929,769.19	27,957.09
17	09/01/2017	10/02/2017	13,901,812.10	29,626.75
18	10/02/2017	11/01/2017	13,872,185.35	28,158.90
19	11/01/2017	12/01/2017	13,844,026.44	29,822.74
20	12/01/2017	01/02/2018	13,814,203.71	28,362.11
21	01/02/2018	02/01/2018	13,785,841.59	28,461.52
22	02/01/2018	03/01/2018	13,757,380.08	33,227.31
23	03/01/2018	04/03/2018	13,724,152.77	28,677.72
24	04/03/2018	05/01/2018	13,695,475.05	30,326.57
25	05/01/2018	06/01/2018	13,665,148.47	28,884.51
26	06/01/2018	07/02/2018	13,636,263.96	30,527.40
27	07/02/2018	08/01/2018	13,605,736.56	29,092.73
28	08/01/2018	09/04/2018	13,576,643.83	29,194.70
29	09/04/2018	10/01/2018	13,547,449.13	30,828.63
30	10/01/2018	11/01/2018	13,516,620.50	29,405.06
31	11/01/2018	12/03/2018	13,487,215.44	31,032.92
32	12/03/2018	01/02/2019	13,456,182.52	29,616.88
33	01/02/2019	02/01/2019	13,426,565.64	29,720.68
34	02/01/2019	03/01/2019	13,396,844.96	34,368.60
35	03/01/2019	04/01/2019	13,362,476.36	29,945.29
36	04/01/2019	05/01/2019	13,332,531.07	31,557.56
37	05/01/2019	06/03/2019	13,300,973.51	30,160.84

38	06/03/2019	07/01/2019	13,270,812.66	31,766.89
39	07/01/2019	08/01/2019	13,239,045.78	30,377.88
40	08/01/2019	09/03/2019	13,208,667.89	30,484.35
41	09/03/2019	10/01/2019	13,178,183.54	32,081.06
42	10/01/2019	11/01/2019	13,146,102.49	30,703.62
43	11/01/2019	12/02/2019	13,115,398.86	32,294.00
44	12/02/2019	01/02/2020	13,083,104.87	30,924.41
45	01/02/2020	02/03/2020	13,052,180.45	31,032.79
46	02/03/2020	03/02/2020	13,021,147.66	34,085.78
47	03/02/2020	04/01/2020	12,987,061.88	31,261.02
48	04/01/2020	05/01/2020	12,955,800.86	32,835.30
49	05/01/2020	06/01/2020	12,922,965.56	31,485.66
50	06/01/2020	07/01/2020	12,891,479.90	33,053.46
51	07/01/2020	08/03/2020	12,858,426.44	31,711.85
52	08/03/2020	09/01/2020	12,826,714.59	31,822.99
53	09/01/2020	10/01/2020	12,794,891.61	33,381.05
54	10/01/2020	11/02/2020	12,761,510.55	32,051.51
55	11/02/2020	12/01/2020	12,729,459.04	33,602.98
56	12/01/2020	01/04/2021	12,695,856.06	32,281.61
57	01/04/2021	02/01/2021	12,663,574.45	32,394.75
58	02/01/2021	03/01/2021	12,631,179.70	36,792.36
59	03/01/2021	04/01/2021	12,594,387.34	32,637.23
60	04/01/2021	05/04/2021	12,561,750.11	34,171.79
61	05/04/2021	06/01/2021	12,527,578.32	32,871.38
62	06/01/2021	07/01/2021	12,494,706.94	34,399.18
63	07/01/2021	08/02/2021	12,460,307.76	33,107.14
64	08/02/2021	09/01/2021	12,427,200.61	33,223.17
65	09/01/2021	10/01/2021	12,393,977.44	34,740.82
66	10/01/2021	11/01/2021	12,359,236.62	33,461.37
67	11/01/2021	12/01/2021	12,325,775.25	34,972.14
68	12/01/2021	01/04/2022	12,290,803.11	33,701.21
69	01/04/2022	02/01/2022	12,257,101.90	33,819.32
70	02/01/2022	03/01/2022	12,223,282.57	38,083.58
71	03/01/2022	04/01/2022	12,185,198.99	34,071.32
72	04/01/2022	05/03/2022	12,151,127.67	35,564.49
73	05/03/2022	06/01/2022	12,115,563.18	34,315.38
74	06/01/2022	07/01/2022	12,081,247.81	35,801.50
75	07/01/2022	08/01/2022	12,045,446.31	34,561.12
76	08/01/2022	09/01/2022	12,010,885.19	34,682.24
77	09/01/2022	10/03/2022	11,976,202.95	36,157.77
78	10/03/2022	11/01/2022	11,940,045.18	34,930.52
79	11/01/2022	12/01/2022	11,905,114.66	36,398.88
80	12/01/2022	01/03/2023	11,868,715.78	35,180.51
81	01/03/2023	02/01/2023	11,833,535.27	35,303.81

82	02/01/2023	03/01/2023	11,798,231.46	39,429.10
83	03/01/2023	04/03/2023	11,758,802.36	35,565.73
84	04/03/2023	05/02/2023	11,723,236.63	37,015.75
85	05/02/2023	06/01/2023	11,686,220.88	35,820.10
86	06/01/2023	07/03/2023	11,650,400.78	37,262.78
87	07/03/2023	08/01/2023	11,613,137.99	36,076.24
88	08/01/2023	09/01/2023	11,577,061.76	36,202.68
89	09/01/2023	10/02/2023	11,540,859.08	37,634.31
90	10/02/2023	11/01/2023	11,503,224.77	36,461.45
91	11/01/2023	12/01/2023	11,466,763.31	37,885.62
92	12/01/2023	01/02/2024	11,428,877.69	36,722.02
93	01/02/2024	02/01/2024	11,392,155.67	36,850.72
94	02/01/2024	03/01/2024	11,355,304.95	39,547.43
95	03/01/2024	04/02/2024	11,315,757.52	37,118.47
96	04/02/2024	05/01/2024	11,278,639.05	38,523.68
97	05/01/2024	06/03/2024	11,240,115.37	37,383.58
98	06/03/2024	07/01/2024	11,202,731.79	38,781.13
99	07/01/2024	08/01/2024	11,163,950.66	37,650.51
100	08/01/2024	09/03/2024	11,126,300.15	37,782.47
101	09/03/2024	10/01/2024	11,088,517.68	39,168.51
102	10/01/2024	11/01/2024	11,049,349.17	38,052.16
103	11/01/2024	12/02/2024	11,011,297.01	39,430.41
104	12/02/2024	01/02/2025	10,971,866.60	38,323.72
105	01/02/2025	02/03/2025	10,933,542.88	38,458.03
106	02/03/2025	03/03/2025	10,895,084.85	42,288.06
107	03/03/2025	04/01/2025	10,852,796.79	38,741.02
108	04/01/2025	05/01/2025	10,814,055.76	40,099.39
109	05/01/2025	06/02/2025	10,773,956.38	39,017.34
110	06/02/2025	07/01/2025	10,734,939.04	40,367.73
111	07/01/2025	08/01/2025	10,694,571.31	39,295.56
112	08/01/2025	09/02/2025	10,655,275.75	39,433.28
113	09/02/2025	10/01/2025	10,615,842.47	40,771.66
114	10/01/2025	11/03/2025	10,575,070.81	39,714.38
115	11/03/2025	12/01/2025	10,535,356.44	41,044.64
116	12/01/2025	01/02/2026	10,494,311.79	39,997.41
117	01/02/2026	02/02/2026	10,454,314.38	40,137.59
118	02/02/2026	03/02/2026	10,414,176.79	43,810.41
119	03/02/2026	04/01/2026	10,370,366.38	40,431.81
120	04/01/2026	05/01/2026	10,329,934.57	10,329,934.57